Exhibit 99.1
Phillips Edison & Company Reschedules First Quarter 2021 Results Presentation

Presentation discussing the increased estimated value per share of $10.55 and Q1 2021 results to be held Wednesday, May 19, 2021, at 11:30 a.m. ET

CINCINNATI – May 7, 2021 - Phillips Edison & Company, Inc. (“PECO”), an internally-managed real estate investment trust (“REIT”) and one of the nation’s largest owners and operators of omni-channel grocery-anchored neighborhood shopping centers, plans to host a presentation on Wednesday, May 19, 2021, at 11:30 a.m. Eastern Time to discuss its updated estimated value per share and its results for the three months ended March 31, 2021.

PECO announced that it increased its estimated value per share by 21% to $10.55 and released its first quarter 2021 results in a press release dated May 4, 2021. The press release can be accessed here: https://investors.phillipsedison.com/investors/press-releases/news-details/2021/Phillips-Edison--Company-Reports-First-Quarter-2021-Results-Increases-Estimated-Value-Per-Share-by-21-to-10.55/default.aspx

Chairman and Chief Executive Officer Jeff Edison, President Devin Murphy, and Chief Financial Officer John Caulfield will host the conference call presentation. There will not be a question and answer session following the prepared remarks.

Date: Wednesday, May 19, 2021
Time: 11:30 a.m. Eastern Time
Webcast link: https://services.choruscall.com/mediaframe/webcast.html?webcastid=Qyds7Un1
U.S. listen-only: (888) 346-2646
Replay: A webcast replay will be available approximately one hour after the conclusion of the presentation at https://services.choruscall.com/mediaframe/webcast.html?webcastid=Qyds7Un1

The conference call and accompanying slide presentation can be accessed once available by visiting PECO’s website at https://investors.phillipsedison.com/investors/events-presentations/default.aspx or www.phillipsedison.com/investors.

Interested parties will be able to access the conference call via online webcast or by telephone. If dialing in, please call the conference telephone number 15 minutes prior to the start time as an operator will register your name and organization. Participants should ask to join the Phillips Edison & Company call.

About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”), an internally-managed REIT, is one of the nation’s largest owners and operators of grocery-anchored shopping centers. PECO’s diversified portfolio of well-occupied neighborhood shopping centers features a mix of national and regional retailers selling necessity-based goods and services in fundamentally strong markets throughout the United States. Through its vertically-integrated operating platform, the Company manages a portfolio of 300 shopping centers, including 278 wholly-owned centers comprising approximately 31.3 million square feet across 31 states (as of March 31, 2021). PECO has generated strong operating results over its 30+ year history and has partnered with leading institutional commercial real estate investors including TPG Real Estate and The Northwestern Mutual Life Insurance Company. The Company remains exclusively focused on creating great grocery-anchored shopping experiences and improving the communities it serves one center at a time. For more information, please visit www.phillipsedison.com.

PECO uses, and intends to continue to use, its Investors website, which can be found at www.phillipsedison.com/investors, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Investors:
Phillips Edison & Company, Inc.
Michael Koehler, Vice President of Investor Relations
(513) 338-2743
InvestorRelations@phillipsedison.com

Source: Phillips Edison & Company, Inc.

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